Exhibit 99.1

Company Release – 1/16/2026

GBank Financial Holdings Inc. Announces Fourth Quarter 2025 Quarterly Earnings Call Scheduled for Wednesday, January 28th, at 2:00 P.M., Pacific Time

LAS VEGAS, NV, January 16, 2026 – GBank Financial Holdings Inc. (the "Company") (Nasdaq: GBFH), the parent company for GBank (the "Bank"), today announced it plans to release its fourth quarter 2025 financial results on Wednesday, January 28, 2026 at approximately 1:15 p.m. PST, and will host its quarterly earnings call on Wednesday, January 28, 2026, at 2:00 p.m. PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may register for the event using this link:

https://gbank-financial-earnings-q425.open-exchange.net/

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chairman and CEO

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.